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                                                                    Exhibit 2(k)

                             SUBSCRIPTION AGREEMENT

                            AMENDING AGREEMENT NO. 2


         THIS IS AN AMENDING AGREEMENT made as of February 25, 1999, by and among THE IRREVOCABLE TRUST FOR THE BENEFIT OF RONALD V. JOYCE, an Ohio Trust ("Subscriber"), and WENDY'S INTERNATIONAL, INC., an Ohio Corporation ("Issuer").

                  WHEREAS:

         A. Issuer and Subscriber entered into a Subscription Agreement dated as of December 29, 1995, as amended by an Agreement dated September 16, 1998, between Issuer, WENTIM, Ronald V. Joyce ("Shareholder") and Subscriber (the "Subscription Agreement"), pursuant to which Subscriber subscribed for and purchased Wendy's Common Shares and agreed to pay for such Wendy's Common Shares by conveying to Issuer an equivalent number of Newco Exchangeable Shares, which Newco Exchangeable Shares were originally issued to Shareholder; and

         B. Shareholder intends to pledge a portion of his Newco Exchangeable Shares to a bank chartered under the laws of Canada (each, "a Bank") as security for loans which may be made from time to time by a Bank to Shareholder.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION


         1.1 One Agreement. This Agreement amends the Subscription Agreement and this Agreement and the Subscription Agreement shall be read, interpreted, construed and have effect as, and shall constitute one agreement with the same effect as if the amendments made to the Subscription Agreement by this Agreement had been contained in the Subscription Agreement as of the date of this Agreement.

         1.2 Defined Terms. In this Agreement, unless something in the subject matter or context is inconsistent:

                  (a) terms defined in the description of the parties or in the recitals have the respective meanings given to them in such description or recitals; and


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                  (b)      all other capitalized terms have the respective
                           meanings given to them in the Subscription Agreement.

         1.3 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         1.4 References. All references in this Agreement to Articles and Sections, unless otherwise specified, are to Articles and sections of the Subscription Agreement.


                                   ARTICLE II
                                   AMENDMENTS

         2.1 The fourth sentence of Section (2) of the Subscription Agreement shall be amended to read as follows:

                  Upon payment of the purchase price hereunder by delivery of certificates evidencing Newco Exchangeable Shares duly endorsed for transfer to ISSUER at its principal executive offices, ISSUER shall cause its transfer agent to issue one or more certificate(s) to SUBSCRIBER representing SUBSCRIBER'S ownership of fully paid and nonassessable Wendy's Common Shares; provided, however, if SUBSCRIBER directs in writing that the certificate(s) be issued in the name of a BENEFICIARY (as defined in the Irrevocable Trust Agreement for the Benefit of Ronald V. Joyce of even date hereof), ISSUER shall cause the certificate(s) to be issued in the name of the BENEFICIARY upon receipt of written representations and warranties from the BENEFICIARY in substantially the form set forth in paragraph (3) below.


                                   ARTICLE III
                                     GENERAL


         3.1 Effective Date and Confirmation. This Agreement and the amendment to the Subscription Agreement contained in this Agreement shall be effective as of and from the date of this Agreement. The Subscription Agreement, as amended by this Agreement, is confirmed by ISSUER and SUBSCRIBER.

         3.2 Binding Nature. This Agreement shall inure to the benefit of and be binding upon each of ISSUER and SUBSCRIBER and their respective successors and permitted assigns.

         3.3 Conflicts. If any provision of this Agreement is inconsistent with any provision of the Share Exchange Agreement the relevant provision of this Agreement shall prevail.




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         3.4 Law of Contract. This Agreement and the Subscription Agreement
shall be governed by and construed in accordance with the laws of the State of Ohio.

         3.5 Counterparts. This Agreement may be executed in one or more counterparts and each copy which has been signed by all parties shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

                  IN WITNESS OF WHICH Issuer and Subscriber have executed this Agreement as of the date indicated on the first page of this Agreement.

                                WENDY'S INTERNATIONAL, INC.


                                By: /s/ Frederick R. Reed
                                   ------------------------------------------
                                   Name:  Frederick R. Reed
                                   Title: Chief Financial Officer & Secretary

                                I/We have authority to bind
                                Wendy's International, Inc.

                                IRREVOCABLE TRUST FOR THE BENEFIT
                                OF RONALD V. JOYCE

                                THE HUNTINGTON NATIONAL BANK, TRUSTEE



                                By: /s/ Candada J. Moore
                                   ------------------------------------------
                                    Name:  Candada J. Moore
                                    Title: Vice President

                                I/We have authority to bind the Trust